The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 25, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, Prospectus Supplement dated August 31, 2010 and Index Supplement dated March 16, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—] Notes linked to the Barclays Capital Backwardation Total Return Index and the Dow Jones-UBS Commodity Index Total ReturnSM Due June 10, 2013 Global Medium-Term Notes, Series A, No. C-313

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 31, 2011[1]

Issue Date:	June 7, 2011

Final Valuation Date:	June 3, 2013[2] (the “Scheduled Valuation Date”) In the case of Holder Redemption, the final valuation date will be deemed to be the valuation date designated in the notice of redemption. In the case of Issuer Redemption, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date. If an Early Redemption Intraday Trigger Event occurs, the final valuation date will be deemed to be the Intraday Trigger Event Day as further described below and herein.

Maturity Date:	June 10, 2013[3] (resulting in a term to maturity of 24 months and subject to early redemption as described herein)

Redemption Date:	In the case of Holder Redemption, the fifth business day following the Holder Redemption Notice Date. In the case of Issuer Redemption, the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice; provided, however, that if the deemed final valuation date is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed. In the case of an Early Redemption Intraday Trigger Event, the Redemption Date will be the fifth business day following the Intraday Trigger Redemption Notice Date (the “Intraday Trigger Redemption Date”). See “Early Redemption Intraday Trigger Event” and “Intraday Trigger Redemption Notice” in this preliminary pricing supplement.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Reference Asset:	A basket comprised of an investment in two indices (each, an “Index”) with a long position in the Barclays Capital Backwardation Total Return Index (“Backwardation” or “Backwardation Index”) and a short position in the Dow Jones-UBS Commodity Index Total ReturnSM (“DJUBSTR” or the “DJUBSTR Index”) as further described below and in “Description of the Reference Asset” herein:

Index	Index Sponsor	Bloomberg Ticker	Weighting
Barclays Capital Backwardation Total ReturnTM (“Backwardation” or “Backwardation Index”) For a description of the Index, see the information set forth under “Description of the Index” in this preliminary pricing supplement.	Barclays Capital, a division of Barclays Bank PLC or any successor	BCCFBKLT <Index>	100%

Dow Jones-UBS Commodity Index Total ReturnSM (“DJUBSTR” or “DJUBSTR Index”) For a description of the Index, see the information set forth under “Commodity Indices— Dow Jones-UBS Commodity IndexSM” in the index supplement.	CME Group Index Services LLC & UBS Securities LLC or any successor(s)	DJUBSTR<Index>	100%

See “Description of the Reference Asset” herein.

Fees:

Investor Fee: Your payment at maturity or upon redemption will be reduced by (i) an amount equal to the Investor Fee equal to (a) 0.1% (the “Investor Fee Factor”) times (b) the principal amount of your Notes. The Investor Fee shall equal $1 per $1,000 principal amount of Notes.

Index Fees: Your payment at maturity or upon redemption will also be reduced by various “Index Fees”. These fees are the “Backwardation Fee Rate” of 1.25% per annum and the “DJUBSTR Fee Rate” of 0.25% per annum, which will be deducted as described below under “Backwardation Return”, “DJUBSTR Return”, “Backwardation Intraday Return” and “DJUBSTR Intraday Return” below.

Payment at Maturity or upon Redemption as a result of Holder Redemption (the “Holder Redemption Amount”) or Issuer Redemption (the “Issuer Redemption Amount”):	If an Early Redemption Intraday Trigger Event has not occurred at any time, and you hold your Notes to maturity or the Notes are redeemed as a result of Holder Redemption or Issuer Redemption, you will receive a cash payment (if any) determined as follows:

If the final basket level (which will have been reduced by the Index Fees) is greater than, less than or equal to the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return minus the Investor Fee factor of 0.1%. Under no circumstances will the payment at maturity be less than $0.00. Accordingly, if the basket return is a positive or negative percentage or zero, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return – Investor Fee Factor)]

You may lose some or all of your investment at maturity. Your Notes will be more than fully exposed to any declines of the Basket and you may lose some or all of your investment and you will not be fully exposed to any increase in the level of the Reference Asset or either Index. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Payment upon Redemption as a result of an Early Redemption Intraday Trigger Event:

Upon redemption as a result of the occurrence of an Early Redemption Intraday Trigger Event, you will receive a cash payment (if any) (“Intraday Trigger Event Amount”) on the Redemption Date (or the Maturity Date, if such Early Redemption Intraday Trigger Event occurs on the final valuation date) determined as follows:

If the early redemption basket level (which will have been reduced by the Index Fees) is greater than, less than or equal to the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the early redemption basket return minus the Investor Fee factor of 0.1%. Under no circumstances will the payment upon early redemption be less than $0.00. Accordingly, if the early redemption basket return is a positive or negative percentage or zero, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Early Redemption Basket Return – Investor Fee Factor]

You may lose some or all of your investment upon early redemption. Your Notes will be more than fully exposed to any declines of the Basket and you may lose some or all of your investment and you will not be fully exposed to any increase in the level of the Reference Asset or either Index. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement. Note that you may receive an Intraday Trigger Event Amount that is less than, and possibly significantly less than, 40% of the principal amount of your Notes.

Initial Basket Level:	Set equal to 100 on the initial valuation date.

Basket Return	The performance of the basket, expressed as a percentage and calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Final Basket Level:	100 × [1 + (Backwardation Return × 100%) – (DJUBS Return × 100%)]

Backwardation Return

Where:

“BackwardationFinal” = the closing level of the Backwardation Index on the final valuation date (or the deemed final valuation date in the case of Holder Redemption or Issuer Redemption)[4] (the “Final Level of the Backwardation Index”);

“BackwardationInitial ” = the closing level of the Backwardation Index on the initial valuation date, which is [—] (the “Initial Level of the Backwardation Index”);

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Final Valuation Date, which is 734[3], or the applicable deemed Final Valuation Date with respect to Holder Redemption or Issuer Redemption, as the case may be; and

“Backwardation Fee Rate” = 1.25% per annum

DJUBSTR Return

Where:

“DJUBSTRFinal” = the closing level of the DJUBSTR on the final valuation date (or the deemed final valuation date in the case of Holder Redemption or Issuer Redemption)[3] (the “Final Level of the DJUBSTR Index”);

“DJUBSTRInitial” = the closing level of the DJUBSTR on the initial valuation date, which is [—] (the “Initial Level of the DJUBSTR Index”);

“No. of Daysx” = the actual number of days from but excluding the Initial Valuation Date to and including the Final Valuation Date, which is 734[3], or the applicable deemed Final Valuation Date with respect to Holder Redemption or Issuer Redemption, as the case may be; and

“DJUBSTR Fee Rate” = 0.25% per annum

Early Redemption Basket Return:	The performance of the baskets, expressed as a percentage and calculated as follows: Early Redemption Basket Level – Initial Basket Level Initial Basket Level

Early Redemption Basket Level:

100 × [1 + (Backwardation Intraday Return × 100%) – (DJUBSTR Intraday Return × 100%)]

Note that the Final Intraday Level of the DJUBSTR Index and the Final Intraday Level of the Backwardation Index determined by the Calculation Agent for the purpose of determining whether an Early Redemption Intraday Trigger Event has occurred may differ from the Final Intraday Level of the DJUBSTR Index and the Final Intraday Level of the Backwardation Index determined by the Calculation Agent for the purpose of determining the Intraday Trigger Event Amount. See “Early Redemption Intraday Trigger Event” and “Intraday Indicative Value of the Notes” below and herein.

Backwardation Intraday Return:

Where:

“BackwardationIntraday” = the intraday level of the Backwardation Index on the Intraday Trigger Event Day (the “Final Intraday Level of the Backwardation Index”), as determined by the calculation agent, in its sole discretion and acting in good faith(i) determined by the calculation agent in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities for the Backwardation Index and in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices” (the “intraday prices”) and (ii) as determined as soon as commercially possible following the occurrence of an Early Redemption Intraday Trigger Event;

“BackwardationInitial” = the closing level of the Backwardation Index on the initial valuation date, which is [—] (the “Initial Level of the Backwardation Index”);

No. of Daysy = the actual number of days from and including the Initial Valuation Date to but excluding the Intraday Trigger Event Day;

“Backwardation Fee Rate” = 1.25% per annum

DJUBSTR Intraday Return:

Where:

“DJUBSTRIntraday” = the intraday level of the DJUBSTR on the Intraday Trigger Event Day (the “Final Intraday Level of the DJUBSTR Index”) (i) determined by the calculation agent in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities for the DJUBSTR and in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices” (the “intraday prices”) and (ii) as determined as soon as commercially possible following the occurrence of an Early Redemption Intraday Trigger Event;

“DJUBSTRInitial ” = the closing level of DJUBSTR on the initial valuation date, which is [—] (the “Initial Level of the DJUBSTR”);

No. of Daysy = the actual number of days from and including the initial valuation date to but excluding the Intraday Trigger Event Day; and

“DJUBSTR Fee Rate” = 0.25% per annum

Early Redemption Intraday Trigger Event:

At any time prior to the Maturity Date following the occurrence of an Early Redemption Intraday Trigger Event, we may, but are not obligated to, redeem the Notes in whole (but not in part). An “Early Redemption Intraday Trigger Event” will occur when the Intraday Indicative Value of the Notes is less than 40% of the principal amount of the Notes at any time during the term of the Notes.

Within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice (the “Intraday Trigger Redemption Notice”) to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount. The Intraday Trigger Event Amount will be the amount which will be payable to you on the Intraday Trigger Redemption Date.

Intraday Trigger Event Day:	Any day on which an Early Redemption Intraday Trigger Event occurs will be an Intraday Trigger Event Day. If an Early Redemption Intraday Trigger Event occurs at any time on or prior to the final valuation date, the final valuation date will be deemed to be such Intraday Trigger Event Day and the Intraday Trigger Event Amount will be paid on the Intraday Trigger Redemption Date. See “We may, but are not obligated to, redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event” under “Selected Risk Considerations” in this preliminary pricing supplement.

Intraday Indicative Value of the Notes:

One plus the Early Redemption Basket Return minus the Investor Fee Factor times the Principal Amount of the Notes, calculated as follows:

[1 + (Early Redemption Basket Return minus .10%)] × $1,000

The “Intraday Indicative Value of the Notes” will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities underlying the Backwardation Index and the DJUBSTR Index (as reduced by the Investor Fee and the Index Fees) and the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”. See “Early Redemption Intraday Trigger Event” in this preliminary pricing supplement.

Holder Redemption:	Provided that an Early Redemption Intraday Trigger Event or an Issuer Redemption has not yet occurred, you may redeem your Notes prior to maturity by delivering a notice of redemption to us that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. You must deliver your notice via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. Your confirmation of redemption must comply with the procedures specified in “Holder Redemption” in this preliminary pricing supplement or it will be deemed ineffective. You must redeem at least 1,000 Notes at one time in order to exercise your right to redeem your Notes on any Redemption Date.

Issuer Redemption:	We may redeem the Notes in whole (but not in part) at our sole discretion on any business day through and including the Maturity Date. To exercise our right to redeem, we must deliver notice to the holders of the Notes not less than ten calendar days prior to the Redemption Date specified by us in such notice. See “Issuer Redemption” in this preliminary pricing supplement.

Interest Provisions:

Interest Amount:

Unless the notes are redeemed early, on the Interest Payment Date, you will receive an amount in U.S. dollars equal to the total interest earned on the principal amount of your Notes at the Floating Rate, compounded as set forth below:

Where:

R1, R2, … Rn= Floating Rate for each Interest Determination Date

D1, D2, … Dn = actual number of calendar days pertaining to each Interest Determination Date

Floating Rate:

The floating rate shall be the “federal funds (effective) rate”, which means, for any Interest Determination Date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds (effective)” as displayed on the Reuters screen “FEDFUNDS1” page.

The following procedures will be followed if the federal funds (effective) rate cannot be determined as described above:

If the above rate is not published by 3:00 p.m., New York City time, on the Interest Determination Date, the federal funds (effective) rate will be the rate on that Interest Determination Date as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the heading “Federal Funds/Effective Rate”.

If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Interest Determination Date, the Calculation Agent will determine the federal funds (effective) rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds by each of three leading brokers of U.S. dollar federal funds transactions in The City of New York, which may include the agent and its affiliates, selected by the Calculation Agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

If fewer than three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the Calculation Agent are quoting as set forth above, the federal funds rate will remain the federal funds (effective) rate for the immediately preceding interest reset period.

Interest Reset Dates:	Daily, on each New York Business Day, commencing on the Issue Date.

Interest Payment Date:	The Maturity Date, unless redeemed early, in which case, interest shall only be payable until the applicable early redemption date.

Interest Determination Dates:	One New York Business Day prior to the applicable Interest Reset Date (subject to the Rate Cut-Off Date)

Rate Cut-Off Date:	2 Business Days prior to the Interest Payment Date. If the notes are not redeemed early and the Maturity Date is postponed, interest shall accrue to but not including 2 Business Days prior to the postponed Maturity Date.

Day Count Fraction:	Actual/360

Calculation Agent:	Barclays Bank PLC

Scheduled Trading Day:	Any day on which the calculation agent is open for business in New York and London.

Business Day:	London and New York

CUSIP/ISIN:	06738KLD1 / US06738KLD18

1.	Expected. In the event we make any change to the expected initial valuation date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.
2.	Subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this preliminary pricing supplement. If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day. If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.
3.	Subject to postponement in the event of a note market disruption event and as described under “Terms of the Notes – Maturity Date” in the prospectus supplement. If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day. If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.
4.

Subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this preliminary pricing supplement. This is calculated from May 31, 2011 (the Initial Valuation Date) to June 3, 2013. Please note that the number used for the “No. of Daysx” will vary if (i) the final valuation date is postponed as herein described or (ii) a Holder Redemption or Issuer Redemption occurs.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission[6]	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

•	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated March 16, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated March 16, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that the initial basket level = 100, the initial level of the Backwardation Index is 2054.0769, the initial level of the DJUBSTR Index is 326.3377, and that the No. of Daysx is 734. For the purpose of Example 5, No. of Daysy = 734. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Please note that these hypotheticals do not take into account the interest payments on the Notes that will be payable until the earlier of the maturity date or any redemption date if applicable.

Final Level of Backwardation Index*	Final Level of DJUBSTR*	Backwardation Return	DJUBSTR Return	Final Basket Levels**	Basket Return***	Total Return on the Notes (excluding interest)	Payment at Maturity(excluding interest)****
6321.1247	649.4106	300.00%	200.00%	200.0000	100.00%	99.90%	$1,999.00
5899.7164	616.9400	280.00%	190.00%	190.0000	90.00%	89.90%	$1,899.00
5478.3081	584.4695	260.00%	180.00%	180.0000	80.00%	79.90%	$1,799.00
5056.8998	551.9990	240.00%	170.00%	170.0000	70.00%	69.90%	$1,699.00
4635.4915	519.5284	220.00%	160.00%	160.0000	60.00%	59.90%	$1,599.00
4214.0832	487.0579	200.00%	150.00%	150.0000	50.00%	49.90%	$1,499.00
3792.6748	454.5874	180.00%	140.00%	140.0000	40.00%	39.90%	$1,399.00
3371.2665	422.1169	160.00%	130.00%	130.0000	30.00%	29.90%	$1,299.00
2949.8582	389.6463	140.00%	120.00%	120.0000	20.00%	19.90%	$1,199.00
2528.4499	357.1758	120.00%	110.00%	110.0000	10.00%	9.90%	$1,099.00
2317.7457	340.9405	110.00%	105.00%	105.0000	5.00%	4.90%	$1,049.00
2128.1120	326.3288	101.00%	100.50%	100.5000	0.50%	0.40%	$1,004.00
2111.2557	325.0300	100.20%	100.10%	100.1000	0.10%	0.00%	$1,000.00
2054.0769	326.3377	97.49%	100.50%	96.9836	-3.02%	-3.12%	$968.84
1685.6333	292.2347	80.00%	90.00%	90.0000	-10.00%	-10.10%	$899.00
1264.2249	259.7642	60.00%	80.00%	80.0000	-20.00%	-20.10%	$799.00
842.8166	227.2937	40.00%	70.00%	70.0000	-30.00%	-30.10%	$699.00
421.4083	194.8232	20.00%	60.00%	60.0000	-40.00%	-40.10%	$599.00
421.4083	259.7642	20.00%	80.00%	40.0000	-60.00%	-60.10%	$399.00
421.4083	292.2347	20.00%	90.00%	30.0000	-70.00%	-70.10%	$299.00
421.4083	324.7053	20.00%	100.00%	20.0000	-80.00%	-80.10%	$199.00
421.4083	357.1758	20.00%	110.00%	10.0000	-90.00%	-90.10%	$99.00
421.4083	389.6463	20.00%	120.00%	0.0000	-100.00%	-100.00%	$0.00

*	Includes hypothetical Final Intraday Levels (DJUBSTRIntraday and BackwardationIntraday)
**	Includes hypothetical Early Redemption Basket Levels
***	Includes hypothetical Intraday Trigger Event Amounts, assuming No. of Daysy is 734. Note that although an Early Redemption Intraday Trigger

PPS-2

Event will occur if the Intraday Indicative Value of the Notes is less than 40% of the principal amount of the notes at any time, the intraday prices used to determine the Intraday Trigger Event Amount may be less than the intraday prices used to determine the occurrence of an Early Redemption Intraday Trigger Event, and your payment upon redemption may therefore be significantly less than 40% of the principal amount invested and may be zero. Also note that the actual Index Fees deducted will be dependent upon the actual number of days from the initial valuation date to the intraday trigger event day.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The Final Basket Level is 105.00 and the Basket Return is 5%.

The amount payable at maturity is calculated as follows:

$1,000 + ($1,000 × (Basket Return – Investor Fee Factor))

$1,000 + ($1,000 × (5%-.10%) = $1,049.00

Therefore, the total payment at maturity is $1,049.00 per $1,000 principal amount Note, representing a 4.90% total return on investment over the term of the Notes.

Example 2: The Final Basket Level is 100.50 and the Basket Return is 0.50%.

The amount payable at maturity is calculated as follows:

$1,000 + ($1,000 × (Basket Return – Investor Fee Factor))

$1,000 + ($1,000 × (0.50%-.10%) = $1,004.00

Therefore, the total payment at maturity is $1,004.00 per $1,000 principal amount Note, representing a 0.40% total return on investment over the term of the Notes.

Example 3: The Final Basket Level is 70.00 and the Basket Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 + ($1,000 × (Basket Return – Investor Fee Factor))

$1,000 + ($1,000 × (-30%-.10%) = $699.00

Therefore, the total payment at maturity is $699.00 per $1,000 principal amount Note, representing a -30.10% total return on investment over the term of the Notes.

Example 4: The Final Basket Level is 100.10 and the Basket Return is 0.10%.

The amount payable at maturity is calculated as follows:

$1,000 + ($1,000 × Basket Return – Investor Fee Factor)

$1,000 + ($1,000 × (0.10%-.10%) = $1,000.00

Therefore, the total payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0% total return on investment over the term of the Notes.

PPS-3

Example 5: An Early Redemption Intraday Trigger Event has occurred on the final valuation date. The Early Redemption Basket Level is 20.00 and the Early Redemption Basket Return is -80%.

The amount payable on the Early Redemption Date (in this example, the maturity date) is calculated as follows:

$1,000 + ($1,000 × Basket Return – Investor Fee Factor)

$1,000 + ($1,000 × (-80%-.10%) = $199.00

Therefore, the Intraday Trigger Event Amount is $199 per $1,000 principal amount Note, representing a -80.10% total return on investment over the term of the Notes.

Selected Purchase Considerations

•

Note Market Disruption Events and Adjustments—The final valuation date, the redemption date, the maturity date, the payment at maturity and the Final Basket Level are subject to adjustment as described in the following sections:

•

For a description of what constitutes a note market disruption event as well as the consequences of that note market disruption event, see “Note Market Disruption Events” in this preliminary pricing supplement; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

•

Equally Weighted Basket Components—The return on the Notes is linked to a basket consisting of two equally weighted indices—Barclays Capital Backwardation Total Return Index and the Dow Jones-UBS Commodity Index Total ReturnSM. For information about Dow Jones-UBS Commodity Index Total ReturnSM, see the information set forth under “Non-Proprietary Indices—Commodity Indices—Dow Jones-UBS Commodity IndexSM” in the index supplement. For information about the Barclays Capital Backwardation Total Return see the information set forth under “Description of the Reference Asset” in this preliminary pricing supplement.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the basket. If your Notes are so treated, (i) it would be reasonable to recognize ordinary income in respect of the Interest Amount upon receipt or accrual, depending on your method of accounting, and (ii) you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than any proceeds that are attributable to the Interest Amount) and the amount you paid for your Notes. Any capital gain or loss that you recognize under (ii) above should generally be long-term capital gain or loss if you have held your Notes for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally taxed at preferential rates.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that your Notes could be treated as debt instruments subject to special rules governing contingent payment debt instruments. Under these rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on a “comparable yield” and pay tax accordingly, even though you will not receive any payments from us until maturity. For a further discussion of the rules that could apply if the Notes are subject to this alternative treatment, please see the discussion under “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

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It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the indices. Under such a characterization, Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Under this alternative treatment, (i) you would also be required to recognize ordinary interest income in respect of the interest component of the Backwardation Index, and (ii) the amount you realize upon the sale, redemption or maturity of your Notes would not be reduced by the notional interest that you would be deemed to pay with respect to the DJUBSTR Index. Although you may be entitled to deduct some or all of such notional interest as investment interest under this characterization of the Notes, the deductibility of investment interest is subject to limitations.

Under the view that you should be treated as if you owned the underlying components of the indices or independently, it is also possible that the straddle rules of the Internal Revenue Code could apply to your Notes. These provisions could have the effect of causing the character of any gain that you may recognize in respect of your Notes (or a portion of your Notes) to be short-term capital gain and requiring interest deductions allocable to your Notes (or a portion of your Notes) to be capitalized, rather than deducted. In addition, although it is possible, if you are treated as owning the underlying components of the basket, that you could be required to recognize gain or loss each time a contract tracked by the basket rolls, the straddle rules could limit your ability to recognize losses in respect of the Notes.

It is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of a contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption or maturity of your Notes at a time that is more than one year after the beginning of your holding period. In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Investor Fee and the Index Fees as expenses. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.

In addition, it is possible that the Interest Amount should not be treated as ordinary income, and should instead increase the amount realized upon a sale, redemption of maturity of the Notes. It is also possible that cash-basis taxpayers could be required to accrue the Interest Amount (or that cash and / or accrual-basis taxpayers should be required to accrue another amount in respect of the Notes) as ordinary income on a current basis.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the futures contracts that comprise the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

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“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate.”

In addition to the risks described above, you should consider the following:

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We may, but are not obligated to, redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event—We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of an Early Redemption Intraday Trigger Event. An “Early Redemption Intraday Trigger Event” will occur when the Intraday Indicative Value of the Notes is less than 40% of the principal amount of the Notes. The “Intraday Indicative Value of the Notes” will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities of the Indices in a commercially reasonable manner and in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”, as reduced by the applicable Investor Fee and the Index Fees. Notwithstanding the occurrence of an Index Market Disruption Event or a Note Market Disruption Event, if an Early Redemption Intraday Trigger Event occurs and we elect to redeem your Notes, we will calculate, as soon as commercially possible following the occurrence of an Early Redemption Intraday Trigger Event, the Intraday Trigger Event Amount. We will deliver to DTC written notice of our election to redeem the Notes as promptly as possible following such election (the date of such delivery, the “Intraday Trigger Event Notice Date”). The Redemption Date will be the fifth business day following the Early Redemption Intraday Trigger Event Notice Date.

If we exercise our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Early Redemption Intraday Trigger Event.

Note that the Final Intraday Level of the DJUBSTR Index and the Final Intraday Level of the Backwardation Index determined by the Calculation Agent for the purpose of determining whether an Early Redemption Intraday Trigger Event has occurred may differ from the Final Intraday Level of the DJUBSTR Index and the Final Intraday Level of the Backwardation Index determined by the Calculation Agent for the purpose of determining the Intraday Trigger Event Amount.

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We may redeem your Notes at our sole discretion at any time—We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem the Notes, we will deliver written notice of such election to redeem to DTC not less than ten calendar days prior to the Redemption Date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a Note Market Disruption Event as described in “Note Market Disruption Events” in this preliminary pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the amount determined in accordance with the formula described on the cover page of this preliminary pricing supplement for Issuer Redemption (the “Issuer Redemption Amount”). If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed. If we exercise our right to redeem the Notes, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following delivery of the issuer redemption notice.

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If an Early Redemption Intraday Trigger Event Occurs, Your Payment at Maturity May be Less, and possibly significantly less, than 40% of the Principal Amount of your Notes—An Early Redemption Intraday Trigger Event will occur if the Intraday Indicative Value of the Notes is less than 40% of the principal amount of the notes. The Intraday Indicative Value of the Notes is calculated by the calculation agent and is based, in part, on the latest available quotations for

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intraday prices of the relevant commodities futures contracts underlying the Backwardation Index and the DJUBSTR Index in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”. After the calculation agent determines that an Early Redemption Intraday Trigger Event has occurred, the calculation agent will calculate the Intraday Trigger Event Amount on the Intraday Trigger Event Date as soon as commercially possible, using the prevailing intraday prices of the underlying commodities futures contracts of the Index Components of the Backwardation Index and the DJUBSTR Index. The Intraday Trigger Event Amount will be payable on the Intraday Trigger Redemption Date. The levels of each index (the Final Intraday Levels) used in the calculations by the calculation agent to determine the Intraday Trigger Event Amount may differ from the levels of each index (also the Final Intraday Levels) used to determine the Intraday Indicative Value of the Notes on any day during the term of the Notes. See “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices” herein.

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The Notional Exposure Of the Basket to the Indices Will Diverge Over the Life Of the Note—While the notional exposure of the basket to the long and short index are equal at inception, the notional exposure of the basket to the indices will diverge over the life of the Note due to differences in the performances of the indices. Thus, the effect of a movement of either index on the overall basket value will be proportional to the notional exposure at the time of the movement. This means that a movement in either the long or the short index may have an effect on the value of the basket and on the market value of the Note that is greater than or less than the effect such movement would have had at inception.

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Final Basket Level or the Early Redemption Basket Level, as applicable, is greater than the Initial Basket Level and the extent to which the Backwardation Index outperforms the DJUBSTR. Due to the Investor Fee and the Index Fees, your investment will be more than fully exposed to any decline in the level of the Backwardation Index (which will have the effect of reducing the value of a long position in the Backwardation Index) and any increase in the level of the DJUBSTR Index (which will have the effect of reducing the value of a short position in the DJUBSTR Index). Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. You may lose some or all of your principal.

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Even if the Index Return (or Intraday Return if applicable) of the Backwardation Index is greater than the Index Return or (Intraday Return if applicable) of the DJUBSTR, You May Receive Less Than the Principal Amount of Your Notes—Since the Final Basket Level (or the Early Redemption Basket Level, if applicable) is reduced by the Index Fees and since the Basket Return or Early Redemption Basket Return is further reduced by the Investor Fee, each of which reduces the amount of your return at maturity or upon redemption, the level of the Backwardation Index must increase significantly in relation to the DJUBSTR as of the relevant valuation date by an amount sufficient to offset the Index Fees, the Investor Fee and any gains in the level the DJUBSTR for you to receive at least the principal amount of your investment at maturity or upon redemption.

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If a Note Market Disruption Event Has Occurred or Exists on the Final Valuation Date, the Calculation Agent Can Postpone the Maturity Date or Postpone Holder Redemption or Issuer Redemption—The final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), a note market disruption event has occurred or is continuing in respect of any Index. If such postponement occurs, the closing levels of the Indices unaffected by the note market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) and the level of the affected Indices shall be determined using the closing level of the affected Indices on the first Scheduled Trading Day (as defined in “Note Market Disruption Events”) after that day on which no note market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five Scheduled Trading Days. If the final valuation date is postponed until the fifth Scheduled Trading Day following the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), and the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index for such day. If the deemed final valuation date in the case of Issuer Redemption occurs less than two business days prior to the day that would otherwise be the Redemption Date for such Issuer Redemption, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.

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Changes in the Treasury Bill Rate of Interest May Affect the Level of either Index and Your Notes—The performance of each Index for any period reflects the performance of all of the positions in the contracts underlying the Index for that period, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of contracts on the commodities underlying each Index. Because the level of each Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Notes at maturity or upon redemption and, therefore, the market value of your Notes. Assuming

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the trading prices of the contracts underlying the Index remain constant, an increase in the Treasury Bill rate of interest will increase the level of either Index and the value of your Notes and a decrease in the Treasury Bill rate of interest will adversely impact the level of either Index and the value of your Notes.

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The Backwardation Selection Process May be Ineffective, Producing Returns that Underperform Other Commodity Indices; the Index May Decrease in Price and Decrease the Value of your Notes—The Barclays Capital Backwardation Total Return Index is a proprietary index designed to reflect the total returns available through the application of the Backwardation Selection Process to exchange-traded futures contracts for a basket of physical commodities. Although the Backwardation Selection Process seeks to capture returns by taking long positions in futures contracts of commodities that have the highest degree of backwardation (or least degree of contango) there can be no guarantee that the Backwardation Selection Process will succeed in these objectives. As described further under “The Reference Asset—The Backwardation Selection Process”, the Backwardation Selection Process evaluates the degree of backwardation in the futures price curve for 23 Eligible Commodities and selects 10 commodities each month with the highest degree of backwardation. The Backwardation Selection Process may not effectively measure the degree of backwardation or capture the benefits of this measure. Furthermore, even if the Backwardation Selection Process is successful in identifying the commodity futures that exhibit the highest degree of backwardation, the degree of backwardation is not necessarily an accurate indication of future prices. If the futures contracts selected by the Backwardation Selection Process decrease in value, the level of the Backwardation Index, and market value of the Notes will likely decline. If the Backwardation Selection Process proves to be ineffective, then an investment in the Notes may underperform a corresponding investment in instruments linked to other commodity indices, possibly by a substantial margin.

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The Backwardation Index is Not Designed to Correlate Exactly With the Spot Price of Any Commodity and This Could Cause the Changes in the Price of the Notes to Vary Substantially From the Changes in the Spot Prices of the Commodities Underlying the Futures Contracts Included in the Index. Therefore, You May Not Be Able to Use the Notes Effectively to Hedge Against Commodity-Related Losses or to Indirectly Invest in Commodities—The Backwardation Index reflects the price for future delivery of certain commodities underlying the futures contracts specified in Table 2: Roll Schedule for the Eligible Commodities, not the current spot prices of such commodities, so at best the correlation between changes in such futures contracts and the spot price of the underlying commodities will be only approximate. Weak correlation between the Backwardation Index and the spot prices of the underlying commodities may result from the typical seasonal fluctuations in commodity prices. Imperfect correlation may also result from speculation in commodities, technical factors in the trading of futures contracts, and expected inflation in the economy as a whole. If there is a weak correlation between the Index and the spot prices of the underlying commodities, then the market price of the Notes may not accurately track the spot price of such commodities and you may not be able to use the Notes effectively as a way to hedge the risk of losses in your commodity-related transactions or as a way to indirectly invest in commodities.

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The Backwardation Selection Process May Result in Allocation to Futures Contracts that Increase Negative Roll Yields—Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the relevant index’s rolling criteria), the futures contracts underlying the Backwardation Index may be rolled into futures contracts with more distant expiration dates, as set forth in the roll schedule in Table 2: Roll Schedule for the Eligible Commodities. The Backwardation Selection Process may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive or less negative roll yield would have resulted by investing in and rolling into futures contracts with the nearest expiration. If this were to occur, your investment in the Notes may underperform a corresponding investment in instruments linked to traditional commodity indices.

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The Intra-month Daily Weightings of the Selected Commodities May Diverge Substantially from the Target Weight of 10% For Each Selected Commodity—As described in the section entitled “The Reference Asset-The Backwardation Index”, the notional target weight of 10% taken in the relevant futures contracts for each Selected Commodity is calculated on each Index Holding Determination Date. However, as a result of the relative price performance of these different futures contracts, the intra-month weightings of the futures contracts may differ, perhaps substantially, from the target weighting of 10%. A significant divergence in weightings between the Backwardation Index and the target weight of 10% may adversely impact the level of the Backwardation Index, and the value of your Notes.

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Unlike Certain Notes That Are Linked to an Index Comprised of Commodity Futures Contracts That are Rolled to the Next Nearby Futures Contract, the Backwardation Index Maintains Its Positions in Certain Commodity Futures by Rolling into Futures Contracts of a More Distant Expiration Month; Accordingly, the Notes Are Less Exposed to Short-Term Factors Affecting Commodity Prices—Your Notes operate differently than certain notes that are linked to an index comprised of futures contracts that expire in the next nearest delivery month (often referred to as the next nearby futures contract). Your Notes are linked to the Backwardation Index which maintains positions in certain commodity futures contracts with more distant expiration months, as set forth in Table 2: Roll Schedule for Eligible Commodities. Because the Backwardation Index maintains positions in futures contracts with more distant expiration months, the performance of the Index will be less affected by short-term economic, weather and other factors at any given time. Instead, the Backwardation Index will be affected by longer term projections of futures prices. Accordingly, if short-term factors develop in a manner that results in short-term price increases in futures contracts, the Backwardation Index and thus the value of your Notes may not benefit from such developments, whereas a comparable index that maintains a position in futures contracts with an earlier expiration month may benefit from such short-term factors and price increases.

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Concentration Risks Associated with the Index May Adversely Affect the Value of the Notes—Because the Notes are linked to the Index, which is comprised of futures contracts on physical commodities, it will be less diversified than other funds, investment portfolios or indices taking positions in a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Backwardation Index. Moreover, if several futures contracts in a particular sector have highest degree of backwardation (or lowest degree of contango) as determined by the Backwardation Selection Process, then the Backwardation Index will be concentrated in that particular sector. Your investment may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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Historical Levels of the Index or the Futures Contracts Underlying the Backwardation Index or the DJUBSTR Should Not Be Taken as an Indication of the Future Performance of either Index During the Term of the Notes—The actual performance of either Index or the futures contracts underlying either Index over the term of the Notes, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of either Index or the futures contracts underlying either Index, which in most cases have been highly volatile.

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We have a Non-exclusive Right to use the DJUBSTR Index—Barclays Bank PLC and certain of its affiliates have been granted a non-exclusive right to use the DJUBSTR Index and related service marks and trademarks in connection with the Notes. If we breach our obligations under the license, UBS, CME and Dow Jones will have the right to terminate the license. If UBS, CME or Dow Jones choose to terminate the license agreement, we still have the right to use the DJUBSTR Index and related service marks and trademarks in connection with the Notes until their maturity, provided that we cure the breach within thirty days of the termination of the license. If the breach is not cured, it may become difficult for us to determine your payment at maturity in the Notes. The calculation agent in this case will determine the value of the DJUBSTR Index or the fair market value of the Notes—and thus the amount payable at maturity—in a manner it considers appropriate in its reasonable discretion.

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Commodity Prices May Change Unpredictably, Affecting the Level of either Index and the Value of Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in the contracts comprising the Backwardation Index and the DJUBSTR, is speculative and can be extremely volatile. Market prices of those contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the closing levels of the Backwardation Index and the index components of the DJUBSTR Index, and therefore the level of either Index and the value of your Notes, in varying ways, and different factors may cause the prices of the contracts comprising the Backwardation Index and the DJUBSTR Index, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of commodities, including the underlying commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the underlying commodities and, thus, the value of your Notes. Because certain of the underlying commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and therefore, the level of the Backwardation Index, the level of the DJUBSTR Index and your Notes.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the DJUBSTR and the Backwardation Index components and, as a result, the market value of the Notes, and the amount you will receive at maturity or upon redemption.

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Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Backwardation Index and, as a result, the market value of the Notes.

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Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts such as those included in the DJUBSTR and the Backwardation Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Reference Asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the futures contracts underlying either Index, therefore, the value of the Notes. Moreover, if such circumstances occur, they may have the effect of triggering the occurrence of an Early Redemption Intraday Trigger Event; for more information on the risks associated with an Intraday Trigger Event, see “The Occurrence of an Early Redemption Intraday Trigger Event May Adversely Affect the Value of, and the Ability to Sell, the Notes”, “If an Intraday Trigger Event Occurs, Your Payment at Maturity May be Less, and Possibly Significantly Less, than 40% of the Principal Amount of your Notes” and “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Notes By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below.

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The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Notes By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent—In determining the occurrence of an Early Redemption Intraday Trigger Event and the Intraday Trigger Event Amount, Barclays Bank PLC, as calculation agent, will determine the relevant Intraday Indicative Value of the Notes and the relevant intraday prices of the commodities futures contracts underlying the Backwardation Index and the DJUBTR Index in accordance with the methodology described herein under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices”, as reduced by the Index Fees and the investor fee. Under this

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methodology, if the relevant futures contract for the relevant underlying commodity for the Backwardation Index or the DJUBSTR Index is actively traded, as determined by the calculation agent in its reasonable discretion, the calculation agent will refer initially to the publicly available intraday prices of the relevant commodities futures contracts, as published on the relevant futures exchange. If the calculation agent determines in its reasonable discretion that the futures contract is not being actively traded, the calculation agent will then determine the value of the relevant underlying commodities futures based on the prices of the over-the-counter (“OTC”) derivatives on the same relevant underlying commodities obtained by the calculation agent from a recognized broker or dealer in the relevant market or on other futures contracts on the same underlying commodities futures traded on different exchanges or in different markets. If such prices are not available for any reason, the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities futures. In doing so, the calculation agent may imply a value for such commodities futures contracts by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant underlying commodities. If futures prices are not available as a result of market disruptions, such market disruptions could also have the effect of making the prices for OTC derivatives and the prices for other potential “proxy” sources less reliable and less liquid. Therefore, if the calculation agent determines the value of the underlying commodities futures by reference to OTC derivatives or other “proxy” sources, such prices may deviate, even significantly, from the prices that would otherwise be obtained from a functioning futures exchange. Moreover, you may not be able to independently verify such information if they are based on prices for OTC derivatives or if the calculation agent determines an appropriate value of one or more underlying commodities futures, including by reference to reasonable “proxy” sources described above. The calculation agent will be required to exercise its judgment when making certain of these determinations. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such determination.

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The Occurrence of an Early Redemption Event May Adversely Affect the Value of, and the Ability to Sell, the Notes—We have the right to redeem or “call” your Notes (in whole, but not in part) without your consent upon the occurrence of an Early Redemption Intraday Trigger Event (as described above). We may redeem the Notes due to the occurrence of an Early Redemption Intraday Trigger Event even if an index market disruption event or a note market disruption event has occurred and is continuing. If we exercise our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Intraday Trigger Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of an Early Redemption Intraday Trigger Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Early Redemption Intraday Trigger Event.

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There are Potential Conflicts of Interest Between You and the Calculation Agent—Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption and determine the existence of an Early Redemption Intraday Trigger Event and the Intraday Trigger Event Amount by calculating the Intraday Indicative Value of the Notes and the Early Redemption Basket Level of the Index. For more information regarding the risks associated with determining the Intraday Indicative Value of the Notes and the final intraday levels of the Indices, see “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Index By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below. If the index sponsor were to discontinue or suspend calculation or publication of the Backwardation Index or if the index sponsor of the DJUBSTR were to discontinue or suspend calculation or publication of the DJUBSTR, it may become difficult to determine the market value of the Notes. If events such as these occur, or if the level of either Index is not available or cannot be calculated because of a note market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of either Index and/or the Basket.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a note market disruption event has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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As Index Sponsor of the Backwardation Index, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Backwardation Index. As discussed in “Description of the Reference Asset—The Backwardation Index—Modifications to the Index” in this preliminary pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes.

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The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Description of the Reference Asset—The Backwardation Index—Modifications to the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which the index sponsor is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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The Market Value of the Notes May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of each Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

•	Prevailing spot prices for the underlying commodities;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of either Index or the levels of the components of either index;

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide sufficient liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 1000 Notes at one time in order to exercise your right to redeem your Notes prior to maturity. You may only redeem your Notes if we receive a notice of redemption from you by no later than 4:00 p.m. and a confirmation of redemption by no later than 5:00 p.m. on the business day prior to the designated final valuation date. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the designated final valuation date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Holder Redemption” for more information.

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Historical or Hypothetical Historical Levels of either Index Should Not Be Taken as an Indication of the Future Performance of either Index During the Term of the Notes—The actual performance of either Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical or hypothetical historical levels of either Index or its components, which have been highly volatile.

Description of the Reference Asset:

A basket comprised of an investment in a long position in the Barclays Capital Backwardation Total ReturnTM (“Backwardation” or “Backwardation Index”) and a short position in the Dow Jones-UBS Commodity Index Total ReturnSM (“DJUBSTR”).

The Backwardation Index

The Barclays Capital Backwardation Total Return Index (the “Index”) seeks to reflect the potential returns available from taking a notional weighted long position in ten commodity futures contracts that are dynamically selected each month by using the “Backwardation Selection Process,” as described further below. The Index is based on the observation that commodities with historically low inventories have tended to outperform commodities with historically high inventories, and that the price-based measures, such as the degree of “backwardation” in the forward price curve, can be used to help assess the current state of commodity inventories. If the forward price curve for a particular commodity is in “backwardation”, the prices of the contracts with shorter-term expirations will be higher than for contracts with longer-term expirations. Conversely, if the forward price curve for a particular commodity is in “contango” the prices are lower with shorter term expirations than for contracts with longer-term expirations. Empirical evidence suggests that backwardated curves are associated with low levels of physical inventory. The Index takes a notional long position in futures contracts of commodities that have the highest degree of backwardation (or least degree of contango). This is in part based on the theory that inventories are lower for these commodities and, thus, they have the potential to outperform other commodities with lower degrees of backwardation (or higher degrees of contango) and higher inventories. Inventories act as a shock absorber for commodity prices by providing a source of commodity supply in the case of a demand spike or supply disruption. When inventory levels are low, they are less effective in fulfilling their role as a commodity price shock absorber. Therefore, commodity prices may become more susceptible to upward price shocks in the case of increased demand or reduced supply.

The futures contracts that underlie the Index are exchange-traded futures contracts on physical commodities and represent a variety of commodity sectors. As described further in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices roll their position in the underlying futures contract to the “next nearby” futures contract (the contract closest to expiration according to a pre-determined roll schedule). By comparison, the Index rolls its position in the underlying futures contracts using a proprietary strategy to select one of a specified number of futures contracts, which may have more distant expirations, based on their relative historical performance and liquidity.

Each month, the Backwardation Selection Process is used to evaluate the shape of the forward price curve for the 23 commodities listed in the first column of Table 1 below (the “Eligible Commodities”). The 10 commodities with the greatest degree of backwardation (or least degree of contango) (the “Selected Commodities”) are included in the Index for the following month. The level of Backwardation is measured between the nearby contract and the contract for delivery approximately one year in the future. This one year timeframe is selected in order to avoid any effects seasonality may have on certain commodities (described in more detail under “Contract Selection using Backwardation Selection Process” below). The specific futures contract expiration for each Selected Commodity is determined according to Table 2 below. The ten Selected Roll Futures Contracts are each equally weighted at a target weight of 10% of the notional market value of the Index. In order to maintain diversity in the Index, no more than four futures contracts from the agriculture sector may be included in the Index for any given month.

The Index is a total return index reflecting the price return, roll return of the relevant futures contract and Treasury Bill return, as described further under the section “Commodity Futures Markets” herein.

Commodity Futures Markets

Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contracts that underlie the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

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There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (commonly referred to as the “current futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices generally include a static group of commodities that does not change and generally roll the futures contracts for each month into the futures contract expiring in the next nearest delivery month (each such contract is commonly referred to as a “roll futures contract”). In contrast, the Index uses the Backwardation Selection Process to determine which 10 of the 23 Eligible Commodities will be included in the Index each month. Additionally, the Index uses a schedule that often rolls into a futures contract with a more distant expiration month than traditional commodity indices (as shown in the Table 2 roll schedule).

The return from investing in a futures contract derives from changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on the cash deposited as the initial margin for the purchase of the relevant futures contract (the “Treasury bill return”). A total return index comprised of futures contracts reflects returns from all three sources—price return, roll yield, and Treasury Bill return. An excess return index comprised of futures contract reflects the price return and the roll return of the relevant futures contract but does not include Treasury bill return.

Roll yield may be generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Eligible Commodities, futures contracts, commodity exchanges, Reuters symbols and Bloomberg symbols are set forth below in Table 1. The roll schedule for the Index is set forth in Table 2, which shows the expiration month of the futures contract at the start of each month for each commodity and the futures contract into which the index will roll during the roll period for that particular month for each Selected Commodity.

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Table 1: Eligible Commodities, Commodity Exchanges, Reuters Ticker and Bloomberg Ticker

Eligible Commodity	Futures Contract	Commodities Exchange	Reuters	Bloomberg
Aluminium	Aluminium (Primary)	London Metal Exchange	MAL	LA
Brent Crude	Brent Crude	ICE Futures Europe[1]	LGO	CO
Cocoa	Cocoa	ICE Futures U.S.[1]	CC	CC
Coffee	Coffee “C”	ICE Futures U.S.[1]	KC	KC
Copper	Copper (Grade A)	London Metal Exchange	MCU	LP
Corn	Corn	Chicago Board of Trade[2]	C	C
Cotton	Cotton No. 2	ICE Futures U.S.[1]	CT	CT
Gas Oil	Gasoil	ICE Futures Europe[1]	LGO	QS
Gold	Gold	Commodity Exchange Incorporated	GC	GC
Heating Oil	Heating Oil	New York Mercantile Exchange[3]	HO	HO
Kansas Wheat	Hard Red Winter Wheat	Kansas Board of Trade	KW	KW
Lead	Lead (Standard)	London Metal Exchange	MPB	LL
Lean Hogs	Lean Hogs	Chicago Mercantile Exchange[2]	LH	LH
Live Cattle	Live Cattle	Chicago Mercantile Exchange[2]	LC	LC
Natural Gas	Henry Hub Natural Gas	New York Mercantile Exchange[3]	NG	NG
Nickel	Nickel (Primary)	London Metal Exchange	MNI	LN
Silver	Silver	Commodity Exchange International	SI	SI
Soybeans	Soybeans	Chicago Board of Trade[2]	S	S
Sugar	Sugar No. 11	ICE Futures U.S.[1]	SB	SB
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending (RBOB)	New York Mercantile Exchange[3]	RB	XB
Wheat	Wheat	Chicago Board of Trade[2]	W	W
WTI Crude	Light, Sweet Crude Oil	New York Mercantile Exchange[3]	CL	CL
Zinc	Zinc (Special High Grade)	London Metal Exchange	MZN	LX

1	The Intercontinental Exchange (“ICE”).
2	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”), though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
3	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.

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The Index is composed of commodity futures contracts that, except during the roll period (as described below), are the futures contract set forth in Table 2 below for that month for the commodities that were chosen as Selected Commodities on the prior Observation Date (the “Selected Current Futures Contract”). The Index maintains its exposure to the commodity futures contracts by closing out its position in the Selected Current Futures Contract and establishing new positions in the futures contract set forth in Table 2 below for the next succeeding month during the roll period for the Selected Commodities as determined on the next Observation Date (the “Selected Roll Futures Contract”). For example, if Aluminum is chosen as a Selected Commodity on the Observation Date occurring in January, then on the first Index Business Day of February, the futures contract for Aluminum is the Aluminum (Primary) futures contract with a delivery month of June. If on the Observation Date occurring in February, Aluminum is once again chosen as a Selected Commodity, then during the February roll period, the Index maintains its exposure to the Aluminum (Primary) futures contract by closing out its position in the Aluminum (Primary) futures contract with a delivery month of June and establishing a new position in the Aluminum (Primary) futures contract with a delivery month of July. If, on the other hand, Brent Crude replaces Aluminum as a Selected Commodity on the Observation Date occurring in February, then the Index would close out its position in the Aluminum (Primary) futures contract with a delivery month of June and establish a new position in the Brent Crude futures contract with a delivery month of August. Subject to the occurrence of a roll adjustment event, as described below in the section entitled “Roll Adjustments”, the Index rolls from the Selected Current Futures Contract to the Selected Roll Futures Contract for the relevant Selected Commodity from the fifth to the ninth Index Business Days each calendar month (the “roll period” and each such day, a “roll day”).

Table 2: Roll Schedule for the Eligible Commodities

Eligible Commodity	Contract	Futures contract delivery months as at the first index business day of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	Aluminum (Primary)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Brent Crude	Brent Crude	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May
Cocoa	Cocoa	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Coffee	Coffee “C”	Mar	Mar	Jul	Jul	Jul	Dec	Dec	Dec	Mar	Mar	Mar	Mar
Copper	Copper (Grade A)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Corn	Corn	Jul	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jul	Jul	Jul	Jul
Cotton	Cotton No. 2	Mar	Mar	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Mar	Mar	Mar
Gas Oil	Gasoil	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Gold	Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Heating Oil	Heating Oil	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Kansas Wheat	Hard Red Winter Wheat	Jul	Jul	Jul	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Dec	Jul
Lead	Lead (Standard)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Lean Hogs	Lean Hogs	Jun	Jun	Jun	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Live Cattle	Live Cattle	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Natural Gas	Henry Hub Natural Gas	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Nickel	Nickel (Primary)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Silver	Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

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Soybeans	Soybeans	Jul	Jul	Jul	Nov	Nov	Nov	Nov	Jul	Jul	Jul	Jul	Jul
Sugar	Sugar No. 11	Oct	Oct	Oct	Oct	Oct	Oct	Mar	Mar	Mar	Mar	Mar	Oct
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending (RBOB)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Wheat	Wheat	Jul	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jul	Jul	Jul	Jul
WTI Crude	Light, Sweet Crude Oil	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Zinc	Zinc (Special High Grade)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The level of the Index is also reported on Bloomberg under the ticker “BCCFBKLT <Index>” or any successor thereto. An “Index Business Day” is a day on which the Index (as well as each of the Index Components) is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html?sa_campaign=/internal_ads/homepage/08262008holidays or any successor website thereto. Any deviation from such Index Business Day schedule will be announced by the index sponsor.

Contract Selection using Backwardation Selection Process

On the third Index Business Day for each calendar month (the “Observation Date”), and for each Eligible Commodity, a non-discretionary process referred to as the Backwardation Selection Process is used to determine which 10 of the 23 Eligible Commodities will be Selected Commodities and thus be included in the Index for the following month (subsequent to the roll period for that month). After the Selected Commodities are determined, the expiration month of each Selected Roll Futures Contract is determined in accordance with Table 2. The Selected Commodities are determined using the following steps:

Step 1: Calculate the Backwardation Measure for each Eligible Commodity

The first step is to calculate the Backwardation Measure for each Eligible Commodity, which expresses the degree of backwardation for such Eligible Commodity. The “Backwardation Measure” is the ratio of the Front Contract futures price and the Back Contract futures price, adjusted by an annualization factor that is based on the difference between the number of days until the expiry dates of the Front Contract and Back Contract.

For each Eligible Commodity, the “Front Contract” means the contract on the relevant exchange whose last trading date falls after but closest in time to that Observation Date. The last trading date means the last day the contract is scheduled to trade on the applicable exchange. The “Back Contract” is the contract that falls closest in time but not after the one year anniversary of the delivery month of that Front Contract.

Step 2: Rank the Eligible Commodities in the agriculture sector and eliminate the four with the lowest Backwardation Measure.

The second step is to rank the eight agriculture sector Eligible Commodities in descending order by the Backwardation Measure for each Eligible Commodity and eliminate the four with the lowest Backwardation Measure. The agriculture sector Eligible Commodities are: Cocoa, Coffee, Corn, Cotton, Sugar, Soybeans, Wheat and Kansas Wheat. The purpose of eliminating four agriculture commodities is to maintain diversity in the Index by ensuring that no more than four agriculture commodities will be included in the Index for any given month.

Step 3: Rank the remaining Eligible Commodities and allocate a weight of 10% each to the top 10 Futures Contracts

The third step is to (i) rank the remaining Eligible Commodities by the Backwardation Measure of each remaining Eligible Commodity and (ii) allocate a target weight of 10% to each of the top 10 ranking Eligible Commodities by Backwardation Measure, which are referred to as the Selected Commodities for that particular month. Commodities that do not rank in the top ten will not be included in the Index for the following month. As described further in Step 5 below, the calculations to achieve the target weight of each Selected Commodity are based upon the market value of the respective futures contracts as determined on each Index Holding Determination Date (as defined below).

PPS-17

Step 4: Determine the Selected Roll Futures Contract in accordance with Table 2: Roll Schedule for the Backwardation Index

The fourth step is to determine the expiration month of the futures contract for each Selected Commodity that will become the Selected Roll Futures Contract for the roll period immediately following the Observation Date. The table shows the Selected Roll Futures Contract held by the Index at the beginning of each month if the commodity is included in the Index for that particular month. Thus, on any given Observation Date, the Selected Roll Futures Contracts will be those shown in the table under the heading for the following calendar month. For example, for the Selected Commodities selected on the Observation Date falling on the third Index Business Day in June, the Selected Roll Futures Contracts will be those shown under the heading for each of those Selected Commodities for the month of July. As soon as the roll is complete, each Selected Roll Futures Contracts becomes a Selected Current Futures Contract.

Step 5: Determine the Index Holding Constant

The fifth step is to determine the Index Holding Constant for each Selected Commodity. The “Index Holding Constant” refers to the number of units of each Selected Roll Futures Contract that will notionally be held in the Index after the Roll Period immediately following the “Index Holding Determination Date” which is the fourth Index Business Day of every calendar month. The purpose of the Index Holding Constant is to ensure that the notional target weight of each Selected Roll Futures Contract is equally weighted at 10% of the market value of the Index as of the relevant Index Holding Determination Date.

The Index Holding Constant for each Selected Roll Futures Contract on any given Index Holding Determination Date is calculated by dividing a figure representing 10% of the market value of the Index as of the relevant Index Holding Determination Date by the closing price of such Selected Roll Futures Contract on the Index Holding Determination Date.

Historical and Hypothetical Historical Selection of Selected Commodities

Table 3 below shows the monthly Selected Commodities for the Index as of the first index business day of each month (prior to the roll period) since May 2010. The Index was launched on November 23, 2010. All data relating to the period prior to the launch of the Index are historical estimates by the index sponsor using available data about the closing prices of futures contracts for each of the underlying commodities during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of any of the Index.

Table 3: Selected Commodities of the Index over the Past 12 Months

Month	Selected Commodities
May 2010	Soybeans, Lean Hogs, Live Cattle, Gold, Silver, Copper, Lead, Nickel, Cocoa, Cotton

June 2010	Soybeans, Lean Hogs, Live Cattle, Gold, Silver, Copper, Nickel, Cocoa, Coffee, Cotton,

July 2010	Soybeans, Lean Hogs, Gold, Silver, Copper, Nickel, Coffee, Cotton, Sugar, Unleaded Gasoline

August 2010	Soybeans, Lean Hogs, Gold, Silver, Copper, Lead, Nickel, Coffee, Cotton, Sugar

September 2010	Lean Hogs, Gold, Silver, Wheat, Copper, Lead, Nickel, Coffee, Cotton, Sugar

October 2010	Corn, Lean Hogs, Gold, Silver, Copper, Lead, Nickel, Coffee, Cotton, Sugar

November 2010	Corn, Soybeans, Gold, Silver, Copper, Lead, Nickel, Zinc, Cotton, Sugar

December 2010	Corn, Soybeans, Silver, Brent, Copper, Lead, Nickel, Cotton, Sugar, Unleaded Gasoline

PPS-18

January 2011	Corn, Soybeans, Gold, Silver, Copper, Lead, Nickel, Cotton, Sugar, Unleaded Gasoline

February 2011	Corn, Cotton, Gold, Lean Hogs, Lead, Nickel, Copper, Soybeans, Sugar, Silver

March 2011	Corn, Cocoa, Brent, Cotton, Lean Hogs, Lead, Nickel, Sugar, Silver, Unleaded Gasoline

April 2011	Corn, Brent, Cotton, Lean Hogs, Lead, Nickel, Gasoil, Soybeans, Sugar, Unleaded Gasoline

May 2011	Cotton, RBOB Gasoline, Corn, Brent Crude, Nickel, Lead, Soybeans, Silver, WTI Crude, Cocoa

Calculation of the Index

The level of the Index is deemed to have been 100.0000 on January 8, 1999, which we refer to as the “Index commencement date”. On any given Index Business Day, the Index level (“TRt”) is equal to:

TRt = TRt -1 × (1+ PRt + CRt)

where:

“TRt” means the Index level on Index Business Day t;

“TRt-1” means the Index level on the Index Business Day that immediately precedes Index Business Day t;

“PRt” means the daily price return of the Selected Current Futures Contract on Index Business Day t calculated using the formulae below; and

“CRt ” means the collateral return of the Selected Current Futures Contract on Index Business Day t calculated using the formulae below.

The Index level is rounded to seven significant figures (with halves rounded up).

The daily price return (“PRt”) for each Selected Current Futures Contract on any given Index Business Day outside of the roll period is calculated as follows:

where:

“PRt ” means the daily price return of the Selected Current Futures Contract on Index Business Day t;

“Pk,t ” means the closing price for the Selected Current Futures Contract on Index Business Day t;

“Pk,t-1” means the closing price for the Selected Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t; and

“IHk , t” means the Index Holding Constant of the Selected Current Futures Contract of Selected Commodity k on Index Holding Determination Date t, as calculated on the Index Holding Determination Date in the previous calendar month.

The daily price return (“PRt”) for each Selected Current Futures Contract on any given Index Business Day during the roll period is calculated as follows:

PPS-19

where:

“PRt ” means the daily price return of the Selected Current Futures Contract and Selected Roll Futures Contract on Index Business Day t;

“CWk,t -1” means, subject to the occurrence of a roll adjustment event, the contract weight for the Selected Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t; the contract weight for the Selected Current Futures Contract is equal to 1.0 at the start of each month and is reduced by one fifth on each roll day, starting on the first roll day, such that on the last roll day during the roll period, it is equal to 0.0;

“Pk,t ” means the closing price for the Selected Current Futures Contract on Index Business Day t;

“Pk,t-1” means the closing price for the Selected Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t;

“P’k,t ” means the closing price for the Selected Roll Futures Contract on Index Business Day t;

“P’k,t-1” means the closing price for the Selected Roll Futures Contract on the Index Business Day that immediately precedes Index Business Day t; and

“IH’k,t” means the Index Holding Constant of the Selected Roll Futures Contract of Selected Commodity k on Index Holding Determination Date t.

The daily collateral return (“CRt”) on any given Index Business Day outside of the roll period is calculated as follows:

“CRt” means the Collateral Return for Index Business Day t;

“t” refers to an Index Business Day; and

“t-1” refers to the immediately preceding Index Business Day.

“TBILLt-1” means the high rate for the most recent 13-Week (91-Day) US Treasury bill auction prior to Index Business Day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on the website www.treasurydirect.gov/RI/OFBills under column “Discount Rate %”, or if this source is not available, such other source as the index sponsor may determine in its sole discretion in a commercially reasonable manner.

Roll Adjustments

If, on any Index Business Day during a roll period, a “roll adjustment event” occurs, then the contract weight for the Selected Current Futures Contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Index Business Day (the “deferred portion”) will roll on the next Index Business Day on which no roll adjustment event is occurring. If roll adjustment events occur on successive Index Business Days during the roll period, then all deferred portions will roll on the next Index Business Day on which no roll adjustment event is occurring. If such next Index Business Day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next Index Business Day. If the roll of the Selected Current Futures Contract into the Selected Roll Futures Contract is not completed during the roll period as a result of the occurrence of one or more roll adjustment events on one or more roll days, then the deferred portion(s) will roll on the first Index Business Day after the roll period on which no roll adjustment event is occurring.

PPS-20

Any of the following will constitute a “roll adjustment event”:

•	the relevant commodities exchange or other price source is not open for trading;

•	a failure by the relevant commodities exchange or other price source to announce or publish the closing price(s) for the relevant futures contract(s);

•	a material limitation, suspension, or disruption of trading in the relevant futures contract;

•

the closing price(s) for the relevant futures contract(s) is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•

any other event that the index sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the relevant futures contracts or the proper functioning of the relevant commodities exchange.

Modifications to the Index

The index sponsor does not presently intend to modify the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

Index Disruption and Force Majeure Events

If, on any Index Business Day, an “index disruption event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate;

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index disruption event is occurring;

•	replace a futures contract underlying the Index with a successor futures contract that the index sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any of the following will be an “index disruption event”:

•

a material limitation, suspension or disruption in the trading of any Selected Current Futures Contract or any Selected Roll Futures Contract (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of a futures contract imposed by the relevant exchange by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange) that results in a failure by the relevant exchange to report the closing price of a futures contract on any Index Business Day;

•

the index sponsor determines, in its sole discretion, that a futures contract underlying the Index has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of such futures contract has occurred, and/or (b) any event or measure that results in such futures contract being changed or altered has occurred;

•	the index sponsor deems it necessary, at any time and in its sole discretion, to replace such futures contract with an appropriate successor in order to maintain the objectives of the Index;

PPS-21

•

the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change a futures contract underlying the Index or the methodology used to compose or calculate the Index;

•	an index force majeure event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an index disruption event:

•	a limitation on the hours or numbers of days of trading on the relevant exchange, but only if the limitation results from an announced change in the regular business hours of the relevant exchange.

If, on any Index Business Day, an “index force majeure event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate; and/or

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index force majeure event is occurring.

An “index force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index and/or an underlying futures contract.

Change in Methodology

While the index sponsor currently employs the methodology described in this preliminary pricing supplement to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the Index level.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

PPS-22

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the Index level (or failure to publish such value) and any use to which any person may put the Index or the Index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

The Dow Jones-UBS Commodity Index Total Return

For a description of the DJUBSTR Index, see the information set forth under “Commodity Indices— Dow Jones-UBS Commodity IndexSM” in the index supplement.

Historical and Hypothetical Historical Information

The following graphs sets forth the historical and hypothetical performance of each Index comprising the basket based on the daily closing level from January 7, 2002 through May 20, 2011. On May 20, 2011, for historical purposes only, the closing level of the Backwardation Index was 2054.0769 and the closing level of DJUBSTR was 326.3377.

The Backwardation Index was launched on November 23, 2010. All data relating to the period prior to the launch of the Backwardation Index is an historical estimate by the index sponsor using available data about the closing prices of futures contracts underlying the Backwardation Index during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of the Index.

We obtained the closing levels from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical and hypothetical historical levels of the Indices should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Basket or of either Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-23

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Holder Redemption

Provided that an Early Redemption Intraday Trigger Event or an Issuer Redemption has not yet occurred, you may elect to redeem your Notes prior to maturity at an amount equal to the amount specified on the cover page of this preliminary pricing supplement for Holder Redemption (the “Holder Redemption Amount”), provided that you redeem at least 1000 Notes at one time. To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated final valuation date (such designated date being the “Holder Redemption Notice Date”. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on the business day immediately preceding the Holder Redemption Notice Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the Holder Redemption Amount no later than the third business day following the Holder Redemption Notice Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the fifth business day following the Holder Redemption Notice Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., or your confirmation of redemption by 5:00 p.m., on the business day prior to the Holder Redemption Notice Date, your notice will not be effective and we will not redeem your Notes on the applicable Redemption Date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your Notes on a Redemption Date that is later in time than the Redemption Date resulting from a subsequent Issuer Redemption or Early Redemption Intraday Trigger Event, as applicable, your election to redeem your Notes will be deemed to be ineffective and your Notes will instead be redeemed on the Redemption Date pursuant to such Issuer Redemption or “Early Redemption Intraday Trigger Event” below, as applicable.

PPS-24

Issuer Redemption

We have the right to redeem or “call” your Notes (in whole but not in part) at our sole discretion without your consent at any time on any business day through and including the Maturity Date. If we elect to redeem your Notes, we will deliver written notice of such election to redeem to DTC and the Trustee.

In this scenario, the final valuation date will be deemed to be the fifth Scheduled Trading Day prior to the Redemption Date, such deemed final valuation date being subject to postponement in the event of a note market disruption event as described in “Note Market Disruption Events” in this preliminary pricing supplement, and the Notes will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice, at an amount equal to the Issuer Redemption Amount. If the deemed final valuation date referred to above is postponed and occurs less than two business days prior to the day that would otherwise be the Redemption Date, then the Redemption Date will be the second business day following the deemed final valuation date as so postponed.

Early Redemption Intraday Trigger Event

We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of an Early Redemption Intraday Trigger Event. An “Early Redemption Intraday Trigger Event” will occur when the Intraday Indicative Value of the Notes is less than 40% of the Principal Amount of the Notes at any time during the term of the Notes (including, without limitation, the final valuation date). The “Intraday Indicative Value of the Notes” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, on the basis of the latest available quotations for the intraday prices of the relevant commodities and futures contracts underlying the Backwardation Index and the DJUBSTR Index in accordance with the equation set forth under “Intraday Indicative Value of the Notes” on the cover page of this preliminary pricing supplement and the methodology described below under “—Methodology to Determine Intraday Prices”, and shall deduct the Index Fees and Investor Fee accordingly. If an Early Redemption Intraday Trigger Event occurs and we elect to redeem your Notes, within five business days of the determination of the Intraday Trigger Event Amount, we will deliver a written notice (the “Intraday Trigger Redemption Notice”) to the Depositary Trust Company (“DTC”) specifying the Intraday Trigger Event Day and the relevant intraday prices that were used by the calculation agent to determine the occurrence of an Intraday Trigger Event and to calculate the Intraday Trigger Event Amount. The date of such notice shall be the “Intraday Trigger Event Notice Date”. The Intraday Trigger Event Amount will be the amount which will be payable to you on the Intraday Trigger Redemption Date (as described on the cover page of this preliminary pricing supplement). The Intraday Trigger Redemption Date will be the fifth business day following the Intraday Trigger Event Notice Date.

For the avoidance of doubt, note that the Final Intraday Level of DJUBSTR Index and the Final Intraday Level of the Backwardation Index determined by the Calculation Agent for the purpose of the Intraday Indicative Value of the Notes may differ from the Final Intraday Level of DJUBSTR and the Final Intraday Level of the Backwardation Index determined by the calculation agent for the purpose of determining the Intraday Trigger Event Amount. Note that you may receive an Intraday Trigger Event Amount that is less than, and possibly significantly less than, 40% of the principal amount of your Notes.

Methodology to Determine Intraday Prices

In order to determine whether an Early Redemption Intraday Trigger Event has occurred and to calculate the Intraday Trigger Amount, the calculation agent will determine the latest available quotations for the intraday prices of the relevant underlying commodities of the Backwardation Index and the DJUBSTR Index, at the relevant times, in accordance with the following methodology:

1.	first, if the relevant futures contract for the relevant underlying commodity is actively traded, as determined by the calculation agent in its reasonable discretion, and intraday prices for that contract are publicly available, the calculation agent will use the current intraday price, as published for that contract by the relevant futures exchange;

2.	second, if the relevant futures contract is not being actively traded, as determined by the calculation agent in its reasonable discretion, or if intraday prices for that contract are unavailable for any reason, the calculation agent will determine the value of the relevant underlying commodities in good faith by reference to (a) tradable prices for over-the-counter derivatives relating to the same underlying commodities and having economic terms that replicate as closely as possible the underlying futures contracts, all as quoted by recognized brokers and dealers in the relevant market or (b) other tradable futures contracts on the same commodities traded on different exchanges or in different markets; and

3.	third, if the calculation agent is unable to determine the value of the relevant underlying commodities by reference to prices in the over-the-counter derivatives market or other futures markets, then the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities. In doing so, the calculation agent may imply a value for such underlying commodities by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant commodities, including, without limitation, the price of another commodity futures contract on a related commodity that correlates with the relevant commodity futures contract.

Intraday Trigger Event Redemption Notice

If we elect to redeem your Notes following the occurrence of an Early Redemption Intraday Trigger Event, we will deliver written notice (the “Intraday Trigger Redemption Notice”) within five business days of the determination of the Intraday Trigger Event

PPS-25

Amount, as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to the Bank of New York, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”). In the case of redemption following an Early Redemption Intraday Trigger Event, the Intraday Trigger Redemption Notice will specify the Intraday Trigger Event Amount as the case may be, and the relevant Intraday Trigger Event Redemption Date, which will be the fifth business day following the Intraday Trigger Event Notice Date. In the case of redemption following an Early Redemption Intraday Trigger Event, such notice will also specify the relevant intraday prices for the relevant underlying commodities of each Index (in each case that were used by the calculation agent to calculate the Intraday Indicative Value of the Notes in accordance with the equation set forth under “Intraday Indicative Value of the Notes” on the cover page of this preliminary pricing supplement) for purposes of determining the occurrence of an Early Redemption Intraday Trigger Event and in calculating the Early Redemption Basket Level for the Intraday Trigger Event Amount (including the Final Intraday Level of the DJUBSTR Index and the Final Intraday Level of the Backwardation Index). The information specified in the notice of redemption for an Early Redemption Intraday Trigger Event, including the intraday prices used, will be provided to you solely for the purpose of demonstrating the basis for determining the occurrence of an Early Redemption Intraday Trigger Event and the basis of the calculation of the Intraday Trigger Event Amount.

Note Market Disruption Events

Commodity Index Market Disruption Events

The final valuation date may be postponed and thus the determination of the level of either Index or the Basket may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing in respect of either Index or any component of either Index. If such a postponement occurs, the level(s) of the Index or the components of the Index unaffected by the market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption) and the levels of the affected components of the Index or the Index shall be determined using the level of the affected components of the Index or the Index on the first Scheduled Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five Scheduled Trading Days.

If the final valuation date is postponed until the fifth Scheduled Trading Day following the scheduled final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index for such day.

Any of the following will be a “market disruption event”:

•

a material limitation, suspension or disruption in the trading of any contract comprising any component of either Index which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price;

•

the daily contract reference price for any contract comprising any component of either Index is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by the Index Sponsor to publish the closing level of the Backwardation Index or of the index sponsor of the DJUBSTR to publish the closing level of the DJUBSTR or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more contracts comprising a component of either Index; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any contract comprising any component of either Index is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any contract comprising any component of either Index.

For more information regarding the situation in which the calculation agent observes that the Intraday Indicative Value of the Notes is less than 40% of the principal amount of the Notes when a market disruption event has occurred and is continuing at the final valuation date (or deemed final valuation date in the case of Holder Redemption or Issuer Redemption), see “Consequences of an Intraday Indicative Value of the Notes of Less Than 40% of the Principal Amount of the Notes During the Occurrence of a Note Market Disruption Event” below.

Floating Interest Rate Market Disruption Events

See “Reference Assets—Floating Interest Rate—Market Disruption Event Relating to Securities with a Floating Interest Rate as the Reference Asset” in the prospectus supplement.

PPS-26

Consequences of an Intraday Indicative Value of the Notes of Less Than 40% of Principal Amount of the Notes During the Occurrence of a Note Market Disruption Event

If (a) a market disruption event has occurred and is continuing that results in postponing the final valuation date and the maturity date and (b) during such postponement, the calculation agent observes that the Intraday Indicative Value of the Notes is less than 40% of the Principal Amount of the Notes on the same basis for determining the occurrence of an Early Redemption Intraday Trigger Event (as described above), the calculation agent may, acting in good faith and in a commercially reasonable manner, determine that an Early Redemption Trigger Event has occurred. In order to calculate such intraday prices, the calculation agent shall apply the same methodology described above under “Early Redemption Intraday Trigger Event—Methodology to Determine Intraday Prices.”

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of any Notes issued hereunder may be made against payment for the Notes more than three business days following the Initial Valuation Date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

PPS-27

ANNEX A

NOTICE OF REDEMPTION

To: [ipathredemptions@barclayscapital.com]

Subject: Notice of Redemption, CUSIP No. 06738KLD1

[BODY OF EMAIL]

Name of holder: [                     ]

Number of Notes to be redeemed: [                    ]

Holder Redemption Notice Date: [            ], 20[    ] (the “deemed Final Valuation Date”)

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the preliminary pricing supplement relating to the Notes are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:         212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[—] Global Medium-Term Notes, Series A, due June 10, 2013, CUSIP No. 06738KLD1, redeemable for a cash amount based on the Notes linked to the Barclays Capital Backwardation Total Return IndexTM and the Dow Jones-UBS Commodity Index Total ReturnSM (the “Notes”) hereby irrevocably elects to exercise, on the Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the redemption right as described in the preliminary pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the Holder Redemption Notice Date with respect to the number of Notes specified below at a price equal to the Holder Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax: E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 1,000 Notes at one time in order to exercise your right to redeem your Notes on the Redemption Date.)

B-1